Filed Pursuant to Rule 424(b)(3)

Registration No. 333-297251

PROSPECTUS

Edesa Biotech, Inc.

729,241 Common Shares

This prospectus relates to the resale from time to time, by the selling shareholders identified herein (the “Selling Shareholders”) of up to 729,241 of our common shares, no par value (the “Shares”). We issued the Shares to the Selling Shareholders in a private placement (the “Private Placement”) pursuant to a Securities Purchase Agreement entered into on June 10, 2026.

The Selling Shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of their Shares on any stock exchange, market or trading facility on which the common shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” in this prospectus for more information. We will not receive any proceeds from the resale or other disposition of the common shares by the Selling Shareholders. See “Use of Proceeds” beginning on page 8 and “Plan of Distribution” beginning on page 11 of this prospectus for more information.

We will not receive any proceeds from the sale or other disposition of our common shares by the Selling Shareholders. The Selling Shareholders may sell or otherwise dispose of common shares offered by this prospectus from time to time through the means described in this prospectus under the caption “Plan of Distribution.” We have borne and will continue to bear the costs relating to the registration of the Shares.

Our common shares are listed on the Nasdaq Capital Market under the symbol “EDSA.” The last reported sale price for our common shares on the Nasdaq Capital Market on July 10, 2026 was $7.01 per share.

You should read this prospectus and any supplement, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” carefully before you invest.

We are a “smaller reporting company” as defined under the federal securities laws and, as such, are eligible for reduced public company reporting requirements. See “Prospectus Summary - Implications of Being a Smaller Reporting Company.”

Investing in our common shares involves a high degree of risk. Before making an investment decision, you should review the information contained under the heading “Risk Factors” in our most recent Annual Report on Form 10-K as such risk factors may be updated in our subsequent reports filed with the Securities and Exchange Commission, which are incorporated by reference herein, and as may be amended, supplemented or superseded from time to time by other reports we file with the Securities and Exchange Commission (the “SEC”).

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 13, 2026

ABOUT THIS PROSPECTUS

Neither we nor the Selling Shareholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Shareholders take responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Shareholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

For investors outside the United States: neither we nor the Selling Shareholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction outside the United States where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities covered hereby and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We may also provide a prospectus supplement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Unless otherwise stated or the context otherwise indicates, references to “Edesa,” the “Company,” “we,” “our,” “us,” or similar terms refer to Edesa Biotech, Inc. and its subsidiaries.

PROSPECTUS SUMMARY

The following summary highlights some information from this prospectus. It is not complete and does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus, including the “Risk Factors” section on page 5 of this prospectus and the disclosures to which that section refers you, the financial statements and related notes and the other more detailed information appearing elsewhere or incorporated by reference into this prospectus before investing in any of the securities described in this prospectus.

Overview

We are a biopharmaceutical company developing innovative ways to treat inflammatory and immune-related diseases. Our approach is to acquire, develop and commercialize drug candidates based on mechanisms of action that have demonstrated proof-of-concept in human subjects. We prioritize our efforts on disease indications where there is compelling scientific rationale, no approved therapies or where there are unmet medical needs, and where there are large addressable market opportunities, among other factors. Our clinical pipeline is focused on two therapeutic areas: Medical Dermatology and Respiratory.

In Medical Dermatology we are developing EB06, an anti-CXCL10 monoclonal antibody candidate, as a therapy for vitiligo, a common autoimmune disorder that causes skin to lose its color in patches. CXCL10 has been shown to play a key role in the disease, and neutralization of CXCL10 has been demonstrated to both prevent and reverse depigmentation in animal models. To date, EB06 has demonstrated a favorable safety and tolerability profile. We have received regulatory approval from Health Canada to conduct a Phase 2 proof of concept study of EB06 in patients with moderate-to-severe nonsegmental vitiligo and we are in discussions with the U.S. Food and Drug Administration (“FDA”) for the same study. Subject to regulatory approval, we anticipate initiating site activation and patient enrollment by approximately mid 2026. Our Medical Dermatology assets also include EB01 (1.0% daniluromer cream), a Phase 3-ready asset developed for use as a potential therapy for moderate-to-severe chronic Allergic Contact Dermatitis (“ACD”), a common occupational skin condition. This asset is at the partnering stage.

Our most advanced Respiratory drug candidate is paridiprubart. Paridiprubart represents a new class of emerging therapies called Host-Directed Therapeutics (“HDTs”) that are designed to modulate the body’s own immune response when confronted with infectious diseases or even chemical agents. In October 2025, we reported that paridiprubart met primary and secondary endpoints with statistical significance, providing clinically meaningful improvement in survival and recovery, in a truncated Phase 3 clinical study of hospitalized patients with Acute Respiratory Distress Syndrome (“ARDS”), a life-threatening form of respiratory failure. We subsequently reported positive additional data from the same study. These results represent a broader, 278-patient population, which includes both previously reported 104 patients requiring invasive mechanical ventilation (“IMV”) as well as 174 non-IMV patients. Across this full population, paridiprubart demonstrated a statistically significant reduction in 28-day mortality. Treatment benefits were consistent across severity groups and in patients with serious comorbidities. Paridiprubart is also being evaluated in an ongoing U.S. government-funded platform study investigating three novel threat-agnostic HDTs in hospitalized patients with ARDS. Certain development expenses, including manufacturing scale-up, for our EB05 program are also eligible for reimbursement from the Government of Canada under a 2023 grant and funding award. We are also pursuing additional uses for paridiprubart in chronic diseases.

Recent Developments

Private Placement

On June 10, 2026, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) for the Private Placement with certain institutional and accredited investors (each, a “Purchaser” and collectively, the “Purchasers”). The Private Placement closed on June 16, 2026.

Pursuant to the Securities Purchase Agreement, the Purchasers purchased, for an aggregate purchase price of approximately $3.5 million, an aggregate of 729,241 Shares at a purchase price of $4.69 per Share for Purchasers other than the Company’s Chief Executive Officer, and $5.21 per Share for the Company’s Chief Executive Officer. We intend to use the net proceeds from the Private Placement to fund the continued advancement of the Company’s vitiligo program, the Company’s drug candidate, paridiprubart, and for working capital and general corporate purposes. For additional information regarding the issuances of the Shares, see “Description of the Transaction” below.

Implications of Being a Smaller Reporting Company

We are currently a “smaller reporting company” as defined by Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and in documents that are incorporated herein by reference and may elect to take advantage of other reduced reporting requirements in our future filings with SEC. As a result, the information that we provide to our shareholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Corporate Information

We are a British Columbia, Canada corporation founded in 2007 and operate through our wholly owned subsidiaries, Edesa Biotech Research, Inc., an Ontario, Canada corporation and Edesa Biotech USA, Inc., a California, USA corporation. In June 2019, we acquired the Ontario corporation through a reverse acquisition and changed our name to Edesa Biotech, Inc.

Our executive offices are located at 100 Spy Court, Markham, Ontario, L3R 5H6, Canada. Our phone number is 289-800- 9600. Our registered and records office is 2900 - 550 Burrard Street, Vancouver, British Columbia, V6C 0A3, Canada. Our website address is www.edesabiotech.com. The contents of our website or social media postings are not part of our SEC reports for any purpose or otherwise incorporated by reference. Any references to website addresses contained in this report are intended to be inactive textual references only.

THE OFFERING

Common Shares offered by the Selling Shareholders	729,241 common shares issued in the Private Placement pursuant to the Securities Purchase Agreement.

Common Shares outstanding as of June 17, 2026	9,633,223 common shares.

Selling Shareholders	All of the shares are being offered by the Selling Shareholders named herein. The Selling Shareholders, including their transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of the common shares offered by this prospectus from time to time on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The common shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices. See “Selling Shareholders” on page 9 of this prospectus for more information on the Selling Shareholders.

Listing information	Our common shares are listed on the Nasdaq Capital Market under the symbol “EDSA.”

Use of proceeds	We will not receive any proceeds from the common shares offered by the Selling Shareholders under this prospectus.

Risk factors	An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025 filed with the SEC on December 12, 2025 and other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could suffer materially. In such event, the trading price of our common shares could decline, and you might lose all or part of your investment.

RISK FACTORS

Investing in our common shares involves a high degree of risk. Before making an investment decision, you should review the information contained under the heading “Risk Factors” in our most recent Annual Report on Form 10-K as such risk factors may be updated in our subsequent reports filed with the SEC, which are incorporated by reference herein, and as may be amended, supplemented or superseded from time to time by other reports we file with the SEC, and other information in this prospectus for a discussion of the factors you should consider before you decide to invest in our common shares.

For a description of these reports and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” Additional risks not presently known or that we presently consider to be immaterial could subsequently materially and adversely affect our financial condition, results of operations, business and prospects.

DESCRIPTION OF THE TRANSACTION

On June 10, 2026, we entered into a Securities Purchase Agreement for the Private Placement with certain institutional and accredited investors. Pursuant to the Securities Purchase Agreement, the Purchasers purchased, for an aggregate purchase price of approximately $3.5 million, an aggregate of 729,241 common shares, without par value, at a purchase price of $4.69 per Share for Purchasers other than our Chief Executive Officer, and $5.21 per Share for our Chief Executive Officer. We intend to use the net proceeds from the Private Placement to fund the continued advancement of our vitiligo program, our drug candidate, paridiprubart, and for working capital and general corporate purposes. The Private Placement closed on June 16, 2026 (the “Closing”).

Also on June 10, 2026, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Purchasers.  Pursuant to the Registration Rights Agreement, we have agreed to prepare and file, as promptly as reasonably practicable and in any event no later than 45 days after the Closing, one or more registration statements with the SEC to register for resale the Shares, and to cause the applicable registration statements to become effective within the time periods set forth in the Registration Rights Agreement. We have granted the Purchasers customary indemnification rights in connection with the Registration Rights Agreement. The Purchasers have also granted us customary indemnification rights in connection with the Registration Rights Agreement. The registration statement of which this prospectus forms a part is being filed to satisfy such obligations under the Registration Rights Agreement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain “forward-looking statements” made pursuant to the safe-harbor provision of the U.S. Private Securities Litigation Reform Act of 1995, which reflect our current expectations regarding future events. All statements other than statements of historical facts included in or incorporated by reference into this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Our forward-looking statements generally include statements about our plans, objectives, strategies and prospects regarding, among other things, our businesses, results of operations, liquidity and financial condition. In some cases, we have identified these forward-looking statements with words like “believe,” “may,” “could,” “might,” “possible,” “potential,” “project,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” “approximate,” “contemplate” or “continue,” or the negative of these words or other words and terms of similar meaning. Known and unknown risks and uncertainties could cause our actual results to differ materially from those in forward-looking statements. Such risks include, but are not limited to, the following:

•	our ability to obtain funding for our operations;

•	our estimates regarding our expenses, revenues, anticipated capital requirements and our needs for additional financing;

•	the timing of the commencement, progress and receipt of data from any of our preclinical and clinical trials;

•	the expected results of any preclinical or clinical trial and the impact on the likelihood or timing of any regulatory approval;

•	the therapeutic benefits, effectiveness and safety of our product candidates;

•	the timing or likelihood of regulatory filings and approvals;

•	changes in our strategy or development plans;

•	the volatility of our common share price;

•	the rate and degree of market acceptance and clinical utility of any future products;

•	the effect of competition;

•	our ability to protect our intellectual property as well as comply with the terms of license agreements with third parties;

•	our ability to comply with the continued listing requirements of the Nasdaq Capital Market;

•	our ability to identify, develop and commercialize additional products or product candidates;

•	reliance on key personnel; and

•	general changes in economic or business conditions.

More detailed information about these and other factors is included under “Risk Factors” in this and in other documents incorporated herein by reference. Many of these factors are beyond our control. Future events may vary substantially from what we currently foresee. You should not place undue reliance on such forward-looking statements. We are under no obligation to update or alter such forward-looking statements whether as a result of new information, future results, events, developments or otherwise, unless required to do so by a governmental authority or applicable law. We advise you, however, to review any further disclosures we make on related subjects in our most recent Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC.

USE OF PROCEEDS

All of our common shares offered by this prospectus are being registered for the accounts of the Selling Shareholders, and we will not receive any proceeds from the sale of the common shares. We will pay all of the fees and expenses incurred by us in connection with this registration. We will not be responsible for fees and expenses incurred by the Selling Shareholders or any underwriting discounts or agent’s commissions.

SELLING SHAREHOLDERS

This prospectus covers the resale or other disposition by the Selling Shareholders identified in the table below of up to an aggregate of 729,241 common shares. The Selling Shareholders acquired their securities in the transaction described above under the heading “Description of the Transaction.” We are registering the common shares in order to permit the Selling Shareholders or their permitted transferees to offer the shares for resale from time to time.

The table below sets forth, as of June 17, 2026, the following information regarding the Selling Shareholders:

•	the name of the Selling Shareholder;

•	the number of common shares owned by the Selling Shareholder prior to this offering, without regard to any beneficial ownership limitations;

•	the number of common shares to be offered by the Selling Shareholder in this offering;

•	the number of common shares to be owned by the Selling Shareholder assuming the sale of all of the common shares covered by this prospectus; and

•	the percentage of our issued and outstanding common shares to be owned by the Selling Shareholder assuming the sale of all of the common shares covered by this prospectus based on the number of common shares issued and outstanding as of June 17, 2026.

Except as described above, the number of common shares beneficially owned by the Selling Shareholder has been determined in accordance with Rule 13d-3 under the Exchange Act and includes, for such purpose, common shares that the Selling Shareholder has the right to acquire within 60 days of June 17, 2026.

All information with respect to the common share ownership of the Selling Shareholders has been furnished by or on behalf of the Selling Shareholders. We believe, based on information supplied by the Selling Shareholders, that except as may otherwise be indicated in the footnotes to the table below, the Selling Shareholders have sole voting and dispositive power with respect to the common shares reported as beneficially owned by it. Because the Selling Shareholders identified in the table may sell some or all of the common shares beneficially owned by it and covered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the common shares, no estimate can be given as to the number of common shares available for resale hereby that will be held by the Selling Shareholders upon termination of this offering. In addition, the Selling Shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the common shares they beneficially own in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) after the date on which they provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the Selling Shareholders will sell all of the common shares owned beneficially by it that are covered by this prospectus, but will not sell any other common shares that they presently own. The Selling Shareholders or any persons (entities or natural persons) who have control over the Selling Shareholders, except as disclosed below, have not held any position or office, or has otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our common shares or other securities. The Selling Shareholders may sell all, some or none of their shares in this offering.

Under the terms of certain securities held by the Selling Shareholders, a Selling Shareholder may not exercise or convert such securities to the extent such exercise or conversion would cause such Selling Shareholder, together with its affiliates and attribution parties, to beneficially own a number of common shares which would exceed 4.99%, 9.99% or 19.99%, as applicable, of our then outstanding common shares following such exercise or conversion, excluding for purposes of such determination common shares issuable upon exercise or conversion of such securities which have not been exercised or converted. The number of shares in the second and fourth columns do not reflect this limitation, but the percentages set forth in the fifth column give effect to such limitations. The Selling Shareholders may sell all, some or none of their shares in this offering.

Name of Selling Shareholder	Shares Owned prior to Offering		Shares Offered by this Prospectus	Shares Owned after Offering	Percentage of Shares Beneficially Owned after Offering (1)
Stonepine Capital, LP (2)	456,439	(3)	426,439	30,000	*
MICAPX Investments Inc. (4)	306,609	(5)	106,609	200,000	2.08%
3487938 Canada Inc (6)	42,643	(7)	42,643	-	*
Pardeep Nijhawan (8)	2,594,022	(9)	153,550	2,440,472	19.99%

*	Less than 1%.
(1)	Percentages are based on 9,633,223 common shares outstanding as of June 17, 2026.
(2)	Stonepine Capital Management, LLC (“Stonepine”) and Stonepine GP, LLC (“Stonepine GP”) are the investment adviser and general partner, respectively, of Stonepine Capital, LP (“Stonepine Partnership”). Jon Plexico is the control person of Stonepine and Stonepine GP. Stonepine, Stonepine GP, Stonepine Partnership and Mr. Plexico disclaim beneficial ownership of the securities except to the extent of their pecuniary interest therein. The principal place of business of Stonepine Capital, LP is 2900 NW Clearwater Drive, Suite 100-11, Bend, OR 97703.
(3)	Includes (i) 426,439 Shares purchased in the Private Placement and (ii) 30,000 common shares.
(4)	Michael Degasperis is the President of MICAPX Investments Inc. and has voting and investment control over the securities held by MICAPX Investments Inc.
(5)	Includes (i) 106,609 Shares purchased in the Private Placement and (ii) 200,000 common shares.
(6)	David W. Goodman is the President of 3487938 Canada Inc. and has voting and investment control over the securities held by 3487938 Canada Inc.
(7)	Includes 42,643 Shares purchased in the Private Placement.
(8)	Dr. Nijhawan is our Chief Executive Officer and a member of our board of directors.
(9)	Includes (A)(i) 108,544 common shares, (ii) 153,550 Shares purchased in the Private Placement (iii) 56,875 common shares issuable upon exercise of options exercisable within sixty days of June 17, 2026, (iv) 471,818 common shares issuable upon the conversion of vested restricted share units and (v) 520,833 common shares underlying Series B-1 Shares (as defined below) held by Pardeep Nijhawan; (B)(i) 402,702 common shares, (ii) 326,560 common shares underlying vested warrants and (iii) 435,414 common shares underlying Series A-1 Shares (as defined below) held by Pardeep Nijhawan Medicine Professional Corporation, for which Pardeep Nijhawan has sole voting and dispositive power over all such shares; (C) 32,013 common shares held by The Digestive Health Clinic Inc., for which Pardeep Nijhawan has sole voting and dispositive power over all such shares; (D) 53,104 common shares held by 1968160 Ontario Inc., for which Pardeep Nijhawan has sole voting and dispositive power over all such shares and (E) 32,609 common shares held by The New Nijhawan Family Trust 2015, for which each of Pardeep Nijhawan and Nidhi Nijhawan, as trustees, have voting and dispositive power over all such shares. Certain convertible securities beneficially held by Pardeep Nijhawan are subject to a 19.99% beneficial ownership blocker.

PLAN OF DISTRIBUTION

The Selling Shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling common shares or interests in common shares received after the date of this prospectus from a Selling Shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their common shares or interests in common shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholders may use any one or more of the following methods when disposing of shares or interests therein:

•	distributions to members, partners, shareholders or other equityholders of the Selling Shareholders;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales and settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer the common shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the Selling Shareholders for purposes of this prospectus.

In connection with the sale of our common shares or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The Selling Shareholders may also sell our common shares short and deliver these securities to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Shareholders from the sale of the common shares offered by them will be the purchase price of the common shares less discounts or commissions, if any. Each of the Selling Shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or another available exemption from the registration requirements under the Securities Act.

The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common shares or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act (it being understood that the Selling Shareholders shall not be deemed to be underwriters solely as a result of their participation in this offering). Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the common shares to be sold, the names of the Selling Shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Shareholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Shareholders to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part to become effective and to remain continuously effective until the earlier of: (i) the date on which the Selling Shareholders shall have resold or otherwise disposed of all the shares covered by this prospectus and (ii) the date on which the shares covered by this prospectus no longer constitute “Registrable Securities” as such term is defined in the Registration Rights Agreement, such that they may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations and without current public information pursuant to Rule 144 under the Securities Act or any other rule of similar effect.

DESCRIPTION OF SECURITIES

General

We are authorized to issue an unlimited number of common shares and preferred shares, no par value. As of June 17, 2026, there were 9,633,223 common shares outstanding, 150 Series A-1 Shares (as defined below) outstanding and 736 Series B-1 Shares outstanding.

Common Shares

The holders of our common shares are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Our shareholders do not have cumulative voting rights in the election of directors. The holders of common shares are entitled to receive ratably only those dividends as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, holders of our common shares are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred shares. Holders of common shares have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our common shares. Common shares outstanding, and to be issued, are, and will be, fully paid and non-assessable. Additional shares of authorized common shares may be issued, as authorized by our board of directors from time to time, without shareholder approval, except as may be required by The Nasdaq Capital Market.

Preferred Shares

Pursuant to our Amended and Restated Articles (the “Articles”) and the provisions of the British Columbia Business Corporations Act, our board of directors has the authority, without further action by the shareholders (unless such shareholder action is required by applicable law or the rules of The Nasdaq Capital Market), to designate and issue an unlimited number of preferred shares in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences and rights of the shares of each wholly unissued series, and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding. Preferred shares, if issued, will be fully paid and non-assessable.

The board of directors’ authority to determine the terms of any such preferred shares include, without limitation: (i) the designation of each series and the number of preferred shares that will constitute each such series; (ii) the dividend rate or amount, if any, for each series; (iii) the price at which, and the terms and conditions on which, the preferred shares of each series may be redeemed, if such shares are redeemable; (iv) the terms and conditions, if any, upon which preferred shares of such series may be converted into shares of other classes or series of shares of the Company, or other securities; and (v) the maturity date, if any, for each such series; but no such special rights or restriction shall contravene any other provision of Part 26 of the Articles of the Company.

The issuance of preferred shares may or may not have a dilutive effect on the voting rights of shareholders owning common shares, depending on the rights and preferences set by the board of directors. Preferred shares may be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. However, except for such rights relating to the election of directors on a default in payment of dividends as may be attached to any series of the preferred shares by the board of directors or in connection with convertible preferred shares, the holders of preferred shares shall not be entitled, as such, to receive notice of, or to attend or vote at, any general meeting of shareholders of the Company. Section 61 of the British Columbia Business Corporations Act provides that the special rights attached to preferred shares may not be prejudiced or interfered with unless the shareholders holding such class of shares consent to such matter by a special resolution of such holders of preferred shares. Additionally, the issuance of preferred shares may have the effect of decreasing the market price of our common shares.

Series A-1 Convertible Preferred Shares

On October 30, 2024, we filed a notice of alteration to our Articles to amend our authorized share structure to amend the terms of a series of preferred shares, without par value, designated as “Series A-1 Convertible Preferred Shares” (the “Series A-1 Shares”). We are authorized to issue up to 500 Series A-1 Shares.

The Series A-1 Shares have a stated value of $10,000 per share and rank, with respect to redemption payments, rights upon liquidation, dissolution or winding-up of the Company, or otherwise, senior in preference and priority to our common shares, but equal to other series of preferred shares. The Company has the option to redeem the Series A-1 Shares, and upon conversion of liquidation, holders are entitled to receive the stated value plus a 10% annual return on capital, payable by the issuance of common shares at the conversion price, calculated daily until the three-year anniversary of issuance. Holders of the Series A-1 Shares will be entitled to dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on our common shares when and if actually paid.

Each Series A-1 Share is convertible into a number of our common shares calculated by dividing (i) the sum of the stated value of such Series A-1 Share plus a return equal to 10% of the stated value per Series A-1 Share per annum, calculated daily, by (ii) a fixed conversion price of $3.445. A holder of the Series A-1 Shares will not have the right to convert any portion of its Series A-1 Shares if the holder, together with its affiliates, would beneficially own in excess of 19.99% of the number of common shares outstanding immediately after giving effect to such conversion. The Series A-1 Shares do not have the right to vote on any matters except as required by law.

In the event of any liquidation, dissolution or winding-up of the Company, a holder of Series A-1 Shares shall be entitled to receive, before any distribution or payment may be made with respect to our common shares, an amount equal to 100% of the stated value, plus a return equal to 10% of the stated value per Series A-1 Share per annum, calculated daily. If amounts payable on a liquidation, dissolution or winding-up of the Company, or on the occurrence of any other event that entitles the shareholders holding all series of preferred shares to be paid out of the assets of the Company legally available for distribution to the Company’s shareholders, including a return of capital, are not paid in full, holders of Series A-1 Shares must participate rateably in such distribution with holders of all other series of preferred shares.

Beginning three years after the date of issuance, we may buy-back some or all outstanding Series A-1 Shares for a cash payment per share equal to the stated value plus returns equal to 10% of the stated value per Series A-1 Share per annum calculated from the original date of issue of such share, and any other amounts due in respect of such Series A-1 Share.

Series B-1 Convertible Preferred Shares

On February 12, 2025, we filed a notice of alteration to our Articles to amend our authorized share structure to create a series of preferred shares, without par value, designated as “Series B-1 Convertible Preferred Shares” (the “Series B-1 Shares”). We are authorized to issue up to 1,000 Series B-1 Shares.

The Series B-1 Shares have no par value and a stated value of $10,000 per share and rank, with respect to redemption payments, rights upon liquidation, dissolution or winding-up of the Company, or otherwise, senior in preference and priority to the common shares and each other class or series of shares ranking junior to the Series B-1 Shares, but equal to other series of preferred shares.

If we declare or make any dividend or other distribution to common shares, the holders of Series B-1 Shares will be entitled to dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on the common shares, when and if actually paid.

Each Series B-1 Share is convertible into a number of common shares calculated by dividing (i) the sum of the stated value of such Series B-1 Share by (ii) a fixed conversion price of $1.92. A holder of Series B-1 Shares will not have the right to convert any portion of its Series B-1 Shares if, together with its affiliates, it would beneficially own in excess of 4.99% (or, at the option of the Investor, 9.99%) of the number of common shares outstanding immediately after giving effect to such conversion, provided, however, that a holder may increase or decrease the beneficial ownership limitation by giving 61 days’ notice to us, but not to any percentage in excess of 19.99%. The Series B-1 Shares do not have the right to vote on any matters except as required by law and do not contain any variable pricing features, or any price-based anti-dilutive features.

In the event of any liquidation, dissolution or winding-up of the Company, a holder of Series B-1 Shares shall be entitled to (i) receive, before any distribution or payment may be made with respect to common shares, an amount equal to 100% of the stated value or (ii) at its option, subject to the limitations on conversion, convert the Series B-1 Shares prior to such liquidation event. If amounts payable on a liquidation, dissolution or winding-up of the Company, or on the occurrence of any other event that entitles the shareholders holding all series of preferred shares to be paid out of the assets of the Company legally available for distribution to the Company’s shareholders, including a return of capital, are not paid in full, holders of Series B-1 Shares must participate rateably in such distribution with holders of all other series of preferred shares.

Anti-takeover Provisions of our Articles of Incorporation

In addition to the board of directors’ ability to issue preferred shares, our Articles contain other provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by our board of directors. These provisions include advance notice procedures for shareholder proposals and a supermajority vote requirement for business combinations.

Advance Notice Procedures for Shareholder Proposals

Effective October 31, 2013, our board of directors adopted an advance notice policy (the “Advance Notice Policy”) with immediate effect for the purpose of providing our shareholders, directors and management with a clear framework for nominating our directors in connection with any annual or special meeting of shareholders. The Advance Notice Policy was approved by the shareholders at our annual meeting on February 13, 2014.

Purpose of the Advance Notice Policy. Our directors are committed to: (i) facilitating an orderly and efficient annual general or, where the need arises, special meeting, process; (ii) ensuring that all shareholders receive adequate notice of the director nominations and sufficient information with respect to all nominees; and (iii) allowing shareholders to register an informed vote having been afforded reasonable time for appropriate deliberation. The purpose of the Advance Notice Policy is to provide our shareholders, directors and management with a clear framework for nominating directors. The Advance Notice Policy fixes a deadline by which holders of record of our common shares must submit director nominations to the Company prior to any annual or special meeting of shareholders and sets forth the information that a shareholder must include in the notice to the Company for the notice to be in proper written form in order for any director nominee to be eligible for election at any annual or special meeting of shareholders.

Terms of the Advance Notice Policy. The Advance Notice Policy provides that advance notice to the Company must be made in circumstances where nominations of persons for election to our board of directors are made by shareholders of the Company other than pursuant to: (i) a “proposal” made in accordance with Division 7 of Part 5 of the British Columbia Business Corporations Act; or (ii) a requisition of the shareholders made in accordance with section 167 of the British Columbia Business Corporations Act. Among other things, the Advance Notice Policy fixes a deadline by which holders of record of our common shares must submit director nominations to the secretary of the Company prior to any annual or special meeting of shareholders and sets forth the specific information that a shareholder must include in the written notice to the secretary of the Company for an effective nomination to occur. No person will be eligible for election as a director of the Company unless nominated in accordance with the provisions of the Advance Notice Policy.

In the case of an annual meeting of shareholders, notice to the Company must be made not less than 30 nor more than 65 days prior to the date of the annual meeting; provided, however, that in the event that the annual meeting is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice may be made not later than the close of business on the 10th day following such public announcement.

In the case of a special meeting of shareholders (which is not also an annual meeting), notice to the Company must be made not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting was made.

Our board of directors may, in its sole discretion, waive any requirement of the Advance Notice Policy.

Provisions of British Columbia Law Governing Business Combinations

All provinces of Canada have adopted National Instrument 62-104 entitled “Take-Over Bids and Issuer Bids” and related forms to harmonize and consolidate take-over bid and issuer bid regimes nationally (“NI 62-104”). The Canadian Securities Administrators, or CSA, have also issued National Policy 62-203 entitled “Take-Over Bids and Issuer Bids” (the “National Policy”) which contains regulatory guidance on the interpretation and application of NI 62-104 and on the conduct of parties involved in a bid. The National Policy and NI 62-104 are collectively referred to as the “Bid Regime.” The National Policy does not have the force of law, but is an indication by the CSA of what the intentions and desires of the regulators are in the areas covered by their policies. Unlike some regimes where the take-over bid rules are primarily policy-driven, in Canada the regulatory framework for take-over bids is primarily rules-based, which rules are supported by policy.

A “take-over bid” or “bid” is an offer to acquire outstanding voting or equity securities of a class made to any person who is in one of the provinces of Canada or to any securityholder of an offeree issuer whose last address as shown on the books of a target is in such province, where the securities subject to the offer to acquire, together with the securities “beneficially owned” by the offeror, constitute in the aggregate 20% or more of the outstanding securities of that class of securities at the date of the offer to acquire. For the purposes of the Bid Regime, a security is deemed to be “beneficially owned” by an offeror as of a specific date if the offeror is the beneficial owner of a security convertible into the security within 60 days following that date, or has a right or obligation permitting or requiring the offeror, whether or not on conditions, to acquire beneficial ownership of the security within 60 days by a single transaction or a series of linked transactions. Offerors are also subject to early warning requirements, where an offeror who acquires “beneficial ownership of”, or control or direction over, voting or equity securities of any class of a reporting issuer or securities convertible into, voting or equity securities of any class of a target that, together with the offeror’s securities, would constitute 10% or more of the outstanding securities of that class must promptly publicly issue and file a news release containing certain prescribed information, and, within two business days, file an early warning report containing substantially the same information as is contained in the news release.

In addition, where an offeror is required to file an early warning report or a further report as described and the offeror acquires or disposes of beneficial ownership of, or the power to exercise control or direction over, an additional 2% or more of the outstanding securities of the class, or disposes of beneficial ownership of outstanding securities of the class below 10%, the offeror must issue an additional press release and file a new early warning report. Any material change in a previously filed early warning report also triggers the issuance and filing of a new press release and early warning report. During the period commencing on the occurrence of an event in respect of which an early warning report is required and terminating on the expiry of one business day from the date that the early warning report is filed, the offeror may not acquire or offer to acquire beneficial ownership of any securities of the class in respect of which the early warning report was required to be filed or any securities convertible into securities of that class. This requirement does not apply to an offeror that has beneficial ownership of, or control or direction over, securities that comprise 20% or more of the outstanding securities of the class.

Related party transactions, issuer bids and insider bids are subject to additional regulation that may differ depending on the particular jurisdiction of Canada in which it occurs.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Computershare Investor Services Inc. located at 510 Burrard St – 3rd Floor, Vancouver, BC V6C 3B9, and its telephone number is 1-604-661-9400.

Listing on The Nasdaq Capital Market

Our common shares are listed on The Nasdaq Capital Market under the symbol “EDSA.”

LEGAL MATTERS

The validity of the Shares offered hereby will be passed upon for us by Fasken Martineau DuMoulin, LLP.

EXPERTS

The consolidated financial statements incorporated into this prospectus by reference to our Annual Report on Form 10-K for the financial years ended September 30, 2025 and September 30, 2024, have been so incorporated in reliance on the report of MNP LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We make available free of charge on or through our website at www.edesabiotech.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC.

We have filed with the SEC a registration statement under the Securities Act, relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Certain Information by Reference” are also available on our website, www.edesabiotech.com.

We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this prospectus and prior to the termination of the offering:

●	our Annual Report on Form 10-K for the fiscal year ended September 30, 2025 filed with the SEC on December 12, 2025;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2025, filed with the SEC on February 13, 2026 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the SEC on May 14, 2026;

●	our Current Reports on Form 8-K filed with the SEC on October 28, 2025, December 12, 2025, February 24, 2026, May 15, 2026, May 29, 2026, June 5, 2026 and June 11, 2026 (other than any portions thereof deemed furnished and not filed); and

●	the description of our common shares contained in our Registration Statement on Form 8-A filed with the SEC on November 3, 2015, including any amendment or report filed for the purpose of updating such description, including the Description of Securities filed as Exhibit 4.6 to our Annual Report on Form 10-K for the fiscal year ended September 30, 2025.

All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these materials in the manner set forth under the heading “Where You Can Find More Information,” above.

729,241 Common Shares

PROSPECTUS

July 13, 2026